Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

XODTEC GROUP USA, INC.

Pursuant to NRS 78.403

Xodtec Group USA, Inc., a corporation organized and existing under the Laws of the State of Nevada, pursuant to NRS 78.403, does hereby amend and restate its Articles of Incorporation as presently in effect.

FIRST:  The name of the Corporation is Xodtec LED, Inc. (the “Corporation”).

SECOND:  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of the State of Nevada.

             THIRD:                (a)             The total number of shares of capital stock which this Corporation is authorized to issue is two hundred thirty five million (235,000,000) shares, of which:

(i)           ten million (10,000,000) shares shall be designated as preferred stock, and shall have a par value of $0.001 per share; and

(ii)         two hundred twenty five million (225,000,000) shares shall be designated as common stock, and shall have a par value of $0.001 per share.

                      (b)             The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i)           the designation of such series and the number of shares comprising the series;

(ii)          whether dividends are payable on such series and, if dividends are payable, the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or noncumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii)        whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv)        the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v)         whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi)        the extent, if any, to which the holders of the shares of such series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such series shall be entitled;

(vii)       the restrictions, if any, on the issue or reissue of any additional shares or series of preferred stock;

(viii)      the conditions, if any, under which the number of shares comprising such series may be increased or decreased (but not below the number of outstanding shares of such series); and

(viii)      the rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon the distribution of assets of, the Corporation.

           (c)             No holder of any stock of the Corporation of any class or series now or hereafter authorized, shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for, or purchase, any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

FOURTH:  The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent.

FIFTH:  The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

SIXTH:                  (a)             Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Chapter 78 of the Nevada Revised Statutes, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The right to indemnification conferred in this Article SIXTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Chapter 78 of the Nevada Revised Statutes requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SIXTH or otherwise.  The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b)           Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SIXTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(c)           Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Chapter 78 of the Nevada Revised Statutes.

SEVENTH:  The Board of Directors shall have power to make, adopt, alter, amend or repeal from time to time By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors and subject to the provisions of any By-law limiting the right of the Board of Directors to make certain modifications to the By-laws.

EIGHTH:  The 10,000,000 shares of preferred stock which were designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) pursuant to a Certificate of Designation which was filed with the Secretary of State on December 14, 2009, are restored to the status of authorized and unissued shares of preferred stock with no designation as to class or series.  No shares of Series A Preferred Stock were issued, and series of preferred stock designated as Series A Preferred Stock is hereby terminated.

IN WITNESS WHEREOF, the Corporation, by authorization by a resolution by the board of directors and shareholders, has caused these Amended and Restated Articles of Incorporation to be signed by its chief executive officer this 15th day of March, 2010.

/s/ Yao-Ting Su
Yao-Ting Su, Chief Executive Officer